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CUSIP NO. 375175106                   13G                    PAGE 1  OF 10 PAGES
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                            Giga-tronics Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    375175106
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                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 375175106                   13G                    PAGE 2  OF 10 PAGES
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ITEM 1(A).    NAME OF ISSUER:
              --------------
              Giga-tronics Incorporated

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              4650 Norris Canyon Road, San Ramon, CA  94583.

ITEM 2(A).    NAMES OF PERSONS FILING:
              -----------------------
              Spectra Enterprise Associates, Limited Partnership ("Spectra"), NEA Spectra Partners, Limited Partnership ("Spectra Partners"), which is a general partner of Spectra, and Cornelius C. Bond ("Bond"), James A. Cole ("Cole"), Curran W. Harvey ("Harvey"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). Cole and Harvey are individual general partners of Spectra. Bond, Bonsal, Kramlich, Marks and Newhall are individual general partners of Spectra Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of Spectra, Spectra Partners, Bonsal, Cole, Harvey, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

ITEM 4.       OWNERSHIP.
              ---------
              Not applicable.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ---------------------------------------------------------------
              Each Reporting Person has ceased to own beneficially more than five percent (5%) of the outstanding Common Stock of Giga-tronics Incorporated.

                               Page 2 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 3  OF 10 PAGES
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                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 12th, 2001

SPECTRA ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:  NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP

     By:           *
        -------------------------
        Charles W. Newhall III
        General Partner

NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP

By:                *
     ----------------------------
     Charles W. Newhall III
     General Partner

             *
---------------------------------
Cornelius C. Bond

             *
---------------------------------
James A. Cole

             *
---------------------------------
Curran W. Harvey

             *
---------------------------------
C. Richard Kramlich

             *
---------------------------------
Arthur J. Marks

             *
---------------------------------
Charles W. Newhall III

                               Page 3 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 4  OF 10 PAGES
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                                               *By:  /s/ Nancy L. Dorman
                                                     ---------------------------
                                                     Nancy L. Dorman
                                                     Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 4 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 5  OF 10 PAGES
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                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Giga-tronics Incorporated

     EXECUTED as a sealed instrument this 12th day of February, 2001.

SPECTRA ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:  NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP

     By:           *
        ------------------------
        Charles W. Newhall III
        General Partner

NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP

By:               *
     ---------------------------
     Charles W. Newhall III
     General Partner

             *
--------------------------------
Cornelius C. Bond

             *
--------------------------------
James A. Cole

             *
--------------------------------
Curran W. Harvey

             *
--------------------------------
C. Richard Kramlich

             *
--------------------------------
Arthur J. Marks

             *
--------------------------------
Charles W. Newhall III

                               Page 5 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 6  OF 10 PAGES
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                                               *By: /s/ Nancy L. Dorman
                                                    ----------------------------
                                                    Nancy L. Dorman
                                                    Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 6 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 7  OF 10 PAGES
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                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                               /s/ Raymond L. Bank
                                               ---------------------------------
                                               Raymond L. Bank

                                               /s/ Thomas R. Baruch
                                               ---------------------------------
                                               Thomas R. Baruch

                                               /s/ Cornelius C. Bond, Jr.
                                               ---------------------------------
                                               Cornelius C. Bond, Jr.

                                               /s/ Frank A. Bonsal, Jr.
                                               ---------------------------------
                                               Frank A. Bonsal, Jr.

                                               /s/ James A. Cole
                                               ---------------------------------
                                               James A. Cole

                                               /s/ Nancy L. Dorman
                                               ---------------------------------
                                               Nancy L. Dorman

                               Page 7 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 8  OF 10 PAGES
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                                               /s/ Neal M. Douglas
                                               ---------------------------------
                                               Neal M. Douglas

                                               /s/ John W. Glynn, Jr.
                                               ---------------------------------
                                               John W. Glynn, Jr.

                                               /s/ Curran W. Harvey
                                               ---------------------------------
                                               Curran W. Harvey

                                               /s/ Ronald Kase
                                               ---------------------------------
                                               Ronald Kase

                                               /s/ C. Richard Kramlich
                                               ---------------------------------
                                               C. Richard Kramlich

                                               /s/ Robert F. Kuhling
                                               ---------------------------------
                                               Robert F. Kuhling

                                               /s/ Arthur J. Marks
                                               ---------------------------------
                                               Arthur J. Marks

                                               /s/ Thomas C. McConnell
                                               ---------------------------------
                                               Thomas C. McConnell

                                               /s/ Donald L. Murfin
                                               ---------------------------------
                                               Donald L. Murfin

                                               /s/ H. Leland Murphy
                                               ---------------------------------
                                               H. Leland Murphy

                                               /s/ John M. Nehra
                                               ---------------------------------
                                               John M. Nehra

                                               /s/ Charles W. Newhall III
                                               ---------------------------------
                                               Charles W. Newhall III

                                               /s/ Terry L. Opdendyk
                                               ---------------------------------
                                               Terry L. Opdendyk

                               Page 8 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 9  OF 10 PAGES
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                                               /s/ Barbara J. Perrier
                                               ---------------------------------
                                               Barbara J. Perrier

                                               /s/ C. Vincent Prothro
                                               ---------------------------------
                                               C. Vincent Prothro

                                               /s/ C. Woodrow Rea, Jr.
                                               ---------------------------------
                                               C. Woodrow Rea, Jr.

                                               /s/ Howard D. Wolfe, Jr.
                                               ---------------------------------
                                               Howard D. Wolfe, Jr.

                                               /s/ Nora M. Zietz
                                               ---------------------------------
                                               Nora M. Zietz


                               Page 9 of 10 pages
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CUSIP NO. 375175106                   13G                    PAGE 10 OF 10 PAGES
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                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                               /s/ Peter J. Barris
                                               ---------------------------------
                                               Peter J. Barris

                                               /s/ Debra E. King
                                               ---------------------------------
                                               Debra E. King

                                               /s/ Peter T. Morris
                                               ---------------------------------
                                               Peter. T. Morris

                                               /s/ Hugh Y. Rienhoff, Jr.
                                               ---------------------------------
                                               Hugh Y. Rienhoff, Jr.

                                               /s/ Alexander Slusky
                                               ---------------------------------
                                               Alexander Slusky

                                               /s/ Louis B. Van Dyck
                                               ---------------------------------
                                               Louis B. Van Dyck

                               Page 10 of 10 pages